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                     May 18, 2021

       Andrew McKnight
       Chief Executive Officer
       Fortress Value Acquisition Corp. II
       1345 Avenue of the Americas, 46th Floor
       New York, NY 10105

                                                        Re: Fortress Value
Acquisition Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 12,
2021
                                                            File No. 001-39439

       Dear Mr. McKnight:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences